UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 17, 2006 (May 11, 2006)

MDU Resources Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3480	41-0423660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 West Century Avenue
P.O. Box 5650
Bismarck, North Dakota 58506-5650
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code (701) 530-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into A Material Definitive Agreement.

    On May 10, 2006, the Compensation Committee of the Board of Directors of MDU Resources Group, Inc. (the "Company") recommended that the Directors' Compensation Policy be amended. The Board of Directors approved the amendments on May 11, 2006, effective June 1, 2006. The annual cash retainer for directors is increased from $20,000 to $30,000 per year. The chairman of the Audit Committee will receive a retainer of $10,000 per year, increased from $8,000. The other committee chairpersons will receive a retainer of $5,000 per year, increased from $4,000. A non-executive Chairman of the Board will receive an additional cash retainer of $100,000 payable half in cash and half in stock.

    In addition, the Supplemental Income Security Plan (the "Plan") was amended to comply with the requirements of the American Jobs Creation Act of 2004 (the "AJCA"). The amendments modify the timing and form of payment provisions of the Plan in a manner intended to comply with the AJCA and also make certain other conforming changes to the Plan. In addition, certain benefits accrued under the Plan prior to January 1, 2005 (and thus not subject to the AJCA) were bifurcated from benefits accrued subsequent to December 31, 2004.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

    Effective as of May 11, 2006, the Board of Directors of the Company amended Company Bylaw Sections 6.01 and 6.05 to permit the Company to issue either certificated or uncertificated shares of the Company’s stock, as provided under Delaware law. The previous Bylaw provisions had specifically addressed certificated, but not uncertificated, shares of stock. Company Bylaw Sections 6.01 and 6.05, as amended, are attached as Exhibit 99 and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(c)   Exhibits

99	Company Bylaw Sections 6.01 and 6.05, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDU RESOURCES GROUP, INC.
Date May 17, 2006	By:	/s/ Doran N. Schwartz
Doran N. Schwartz Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99	Company Bylaw Sections 6.01 and 6.05, as amended.